Exhibit 4.3

FOREST CITY ENTERPRISES, INC.,
FOREST CITY REALTY TRUST, INC.,
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of November 20, 2015
TO
INDENTURE
Dated as of July 19, 2013
3.625% Convertible Senior Notes due 2020

FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 20, 2015, among Forest City Enterprises, Inc., an Ohio corporation (“Forest City”), Forest City Realty Trust, Inc., a Maryland corporation and wholly-owned subsidiary of Forest City (“Forest City REIT”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein and not defined shall have the meanings set forth in the Indenture.
WITNESSETH:
WHEREAS, Forest City and the Trustee are parties to that certain Indenture, dated as of July 19, 2013, between Forest City and the Trustee (as amended and supplemented, the “Indenture”), pursuant to which Forest City issued $300 million in aggregate principal amount of 3.625% Convertible Senior Notes due 2020 (the “Notes”);
WHEREAS, Forest City, Forest City REIT, FCILP, LLC, a Delaware limited liability company and wholly-owned subsidiary of Forest City REIT (“FCILP”), and FCE Merger Sub, Inc., an Ohio corporation and direct corporate subsidiary of Forest City REIT and FCILP (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Forest City (the “Merger”), with Forest City as the surviving corporation in the Merger (the “Surviving Company”), (ii) each outstanding share of Forest City Common Stock will be converted into the right to receive one share of Class A common stock, par value $0.01 per share, of Forest City REIT, and each outstanding share of Forest City Class B common stock, par value $0.33 1/3 per share, will be converted into the right to receive one share of Class B common stock, par value $0.01 per share, of Forest City REIT, (iii) the Surviving Company will become a wholly-owned subsidiary of Forest City REIT, and (iv) immediately following the Merger, the Surviving Company will convert into a limited partnership organized under the laws of Delaware;
WHEREAS, the Merger will be consummated effective as of December 31, 2015 (the “Effective Time”) pursuant to the Merger Agreement and the Certificate of Merger filed with the Secretary of State of the State of Ohio;
WHEREAS, the Merger constitutes a “Merger Event” under the Indenture;
WHEREAS, in accordance with Sections 10.01(a) and 13.06 of the Indenture, it is a condition precedent to the consummation of the Merger that Forest City and Forest City REIT execute and deliver to the Trustee a supplemental indenture that provides that Forest City REIT expressly assumes all the obligations of Forest City under the Notes and the Indenture;
WHEREAS, Section 9.01(b) of the Indenture provides, among other things, that Forest City and the Trustee may enter into a supplemental indenture to the Indenture without the consent of the holders of any of the outstanding Notes for the purpose of evidencing the assumption by a Successor Company of the obligations of Forest City under the Indenture pursuant to Article 10 and to make a change that does not adversely affect the rights of any holder;

WHEREAS, the Board of Directors of each of Forest City and Forest City REIT has duly authorized this Supplemental Indenture by resolutions adopted on November 18, 2015, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;
WHEREAS, the amendments effected hereby do not adversely affect the rights of any holder;
WHEREAS, Forest City has requested that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, in accordance with the Indenture, Forest City has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
ASSUMPTION
Section 1.1    Assumption of Obligations. Effective as of the Effective Time, Forest City hereby assigns to Forest City REIT, and Forest City REIT expressly assumes by this Supplemental Indenture, all of the obligations of Forest City under the Notes and the Indenture, including the due and punctual payment of the principal of and accrued and unpaid interest (including Additional Interest, if any) on all of the Notes, the due and punctual settlement of the conversion of the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company.
Section 1.2    Successor Corporation Substituted. Effective as of the Effective Time, Forest City REIT shall succeed to, and be substituted for (so that from and after the Effective Time, the provisions of the Indenture referring to the “Company” shall refer instead to Forest City REIT and not to Forest City, and the provisions of the Indenture referring to “Common Stock” shall refer instead to Class A common stock, par value $0.01 per share, of Forest City REIT and not to Common Stock of Forest City), and may exercise every right and power of, Forest City under the Indenture with the same effect as if Forest City REIT had been named as the Company therein.
Section 1.3    Effect of Supplemental Indenture; Timing of Amendments. Effective as of the Effective Time, the Indenture shall be amended and supplemented in accordance herewith, the terms and conditions of this Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control. In the event that the Merger is not consummated, this Supplemental Indenture shall be null and void and of no force or effect.

ARTICLE 2
MISCELLANEOUS
Section 2.1    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 2.2    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 2.3    Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.
Section 2.4    Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.
Section 2.5    Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first above written.

FOREST CITY ENTERPRISES, INC.

By: /s/ ROBERT G. O’BRIEN
Name:     Robert G. O’Brien
Title:    Executive Vice President and
Chief Financial Officer
FOREST CITY REALTY TRUST, INC.

By: /s/ ROBERT G. O’BRIEN
Name:     Robert G. O’Brien
Title:    Executive Vice President and
Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ LAWRENCE M. KUSCH
Name:    Lawrence M. Kusch
Title:    Vice President

[Signature Page to Supplemental Indenture]